EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of On Track Innovations Ltd. for the registration of 223,223 of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003 with respect to the consolidated financial statements of On Track Innovations Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

December 15, 2004	Luboshitz Kasierer
Tel-Aviv, Israel	An affiliate member of Ernst & Young International